EXHIBIT 3.7
                                                 <Stamped:
                                                  AZ CORPORATION COMMISSION
                                                  FOR THE STATE OF ARIZONA
                                                  FILED
                                                  1999 NOV 9 A 9:04
                                                  <signature illegible>
                                                  11-9-99
                                                  0069090-7>


                            ARTICLES OF AMENDMENT
                                    to the
                          ARTICLES OF INCORPORATION
                                      of
                             UNICO, INCORPORATED


      Pursuant to the provisions of the Arizona Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

      FIRST: The name of the corporation is Unico, Incorporated

      SECOND: Article IV of the Articles of Incorporation is amended in its entirety in the manner prescribed by the Arizona Code so as to read as follows:

         ARTICLE IV. The authorized capital stock of this corporation shall consist of one hundred million shares of common stock, $0.10 par value, said stock to be paid for at such time and in such manner as the Board of Directors may designate. Such stock shall be issued as fully paid and shall be forever non-assessable. The Judgment of the Board of Directors as to the value of the property taken, or services rendered in exchange for stock shall be conclusive in the absence of fraud. No stockholder shall have pre-emptive rights as to any stock now or hereinafter authorized to be issued, but the issuance of stock shall be at the sole discretion of the Board of Directors.

      THIRD: The foregoing amendment was adopted by the vote of the shareholders on November 4, 1999.

      FOURTH. The number of shares of the Corporation outstanding at the time of such adoption was 48,177,712; and the number of shares entitled to vote thereon was 48,177,712. The only class of shares outstanding was Common Stock, $.10 par value.

      FIFTH: The number of shares voted for such amendment was 27,448,107. and the number of shares voted against such amendment was -0-. One thousand three hundred fifty shares abstained.

      SIXTH: The foregoing amendment does not effect an exchange, reclassification or Cancellation of shares.